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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report of Jostens Holding Corp. dated February 12, 2004; report of Von Hoffmann Holdings Inc. dated February 12, 2004; and our report of Combined Jostens Holding Corp., Von Hoffmann Holdings Inc., and AHC I Acquisition Corp. dated May 12, 2004, and October 4, 2004, in the Registration Statement (Post-Effective Amendment No. 1 to Form S-4 No. 333-112055) and related Prospectus of Jostens Holding Corp. dated on or about November 8, 2004.

                      /s/ Ernst & Young LLP

Minneapolis, Minnesota
November 5, 2004

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  Exhibit 23.1